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Prospectus Supplement No. 3 to Prospectus dated December 4, 2003	Filed pursuant to Rule 424(b)(3) File No. 333-108320

CEPHALON, INC.

$375,000,000 Zero Coupon Convertible Subordinated Notes Due June 15, 2033
First Putable June 15, 2008

$375,000,000 Zero Coupon Convertible Subordinated Notes due June 15, 2033
First Putable June 15, 2010

12,939,674 Shares of Common Stock

        This document supplements information contained in that certain prospectus of Cephalon, Inc., dated December 4, 2003, as amended and supplemented from time to time, relating to the potential resale from time to time of $375,000,000 zero coupon convertible subordinated notes due June 15, 2033, first putable June 15, 2008 (the "2008 notes"), $375,000,000 zero coupon convertible subordinated notes due June 15, 2033, first putable June 15, 2010 (the "2010 notes", and together with the 2008 notes, the "notes"), and 12,939,674 shares of common stock issuable upon conversion of the notes, and the potential resale from time to time of these securities by the selling securityholders identified in the prospectus and any prospectus supplements. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

        The following table supplements, or amends, as noted, the information contained in the table set forth in the prospectus under the caption "Selling Securityholders." This table sets forth the beneficial ownership by the selling securityholders of (i) the 2008 and 2010 notes, respectively, and (ii) shares of our common stock, including common stock issuable upon conversion of the notes, and the maximum principal amount of the notes and number of shares of common stock that may be offered by the selling securityholders under the prospectus. The percentages of all shares of common stock beneficially owned before and after the resale of the notes and the common stock issuable upon conversion of the notes are based on 55,891,236 shares of common stock outstanding as of February 25, 2004. The Securities and Exchange Commission has defined "beneficial" ownership of a security to mean the possession, directly or indirectly, of voting power and/or investment power. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that the stockholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant, or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement. Shares of common stock may also be sold by donees, pledgees or other transferees or successors in interest of the selling securityholders. The following table is based upon information furnished to us by the selling securityholders.

		Principal Amount of Shares of 2008 Notes Beneficially Owned	Principal Amount of Shares of 2010 Notes Beneficially Owned		Beneficial Ownership After Resale of Notes or Common Stock
	Number of Shares of Common Stock Beneficially Owned(1)
Name of Selling Securityholder				Maximum Number of Shares of Common Stock That May Be Sold(2)	Principal Amount of Notes(3)	Percent	Number of Shares of Common Stock(3)	Percent
The following information amends the information set forth in the prospectus originally filed or as previously amended or supplemented:
Argent LowLev Convertible Arbitrage Fund LLC(4)	—	$607,000	$953,000	27,068	—	—	—	—
Barclays Global Investors Diversified Alpha Plus Funds c/o Forest Investment Management LLC(5)	—	$251,000	$495,000	12,979	—	—	—	—
Forest Fulcrum Fund LP(5)	—	$588,000	$1,500,000	36,430	—	—	—	—
Forest Global Convertible Fund, Ltd., Class A-5(5)	—	$2,333,000	$5,170,000	130,714	—	—	—	—
Forest Multi-Strategy Master Fund SPC, on behalf of it Multi-Strategy Segregated Portfolio(5)	—	$808,000	$2,250,000	53,401	—	—	—	—
HFR CA Global Opportunity Master Trust(5)	—	$134,000	$125,000	4,464	—	—	—	—
LLT Limited(6)	—	$580,000	$0	9,747	—	—	—	—
Lyxor/Forest Fund Limited c/o Forest Investment Management LLC(5)	—	$807,000	$1,850,000	46,306	—	—	—	—
Mellon HBV Master Convertible Arbitrage Fund(7)	—	$0	$2,000,000	35,398	—	—	—	—
Mellon HBV Master Multi Strategy Fund LTD(7)	—	$0	$500,000	8,849	—	—	—	—
Mint Master Fund LTD(7)	—	$0	$500,000	8,849	—	—	—	—
National Bank of Canada c/o Putnam Lovell NBF Securities Inc.(8)	—	$4,500,000	$0	75,630	—	—	—	—
Polygon Global Opportunities Master Fund(9)	—	$0	$6,500,000	115,044	—	—	—	—
RBC Alternative Assets LP c/o Forest Investment Management LLC(5)	—	$0	$0	—	—	—	—	—
Relay 11 Holdings Co. c/o Forest Investment Management LLC(5)	—	$122,000	$450,000	10,014	—	—	—	—
Salomon Brothers Asset Management, Inc.(10)	—	$0	$23,500,000	415,928	—	—	—	—
Sphinx Convertible Arbitrage SPC c/o Forest Investment Management LLC(5)	—	$121,000	$320,000	7,696	—	—	—	—
Tredia Performance Fund Limited(4)	—	$0	$100,000	1,769	—	—	—	—
Univest Convertible Arbitrage Fund Ltd. c/o Forest Investment Management LLC(5)	—	$0	$0	—	—	—	—	—
Xavex Convertible Arbitrage 2 Fund(4)	—	$300,000	$300,000	10,351	—	—	—	—
Xavex Convertible Arbitrage 4 Fund c/o Forest Investment Management LLC(5)	—	$94,000	$290,000	6,711	—	—	—	—
Zurich Institutional Benchmarks Master Fund Ltd. c/o Forest Investment Management LLC(5)	—	$429,000	$970,000	24,378	—	—	—	—
The following information supplements the information set forth in the prospectus originally filed or as previously amended or supplemented:

2

Arbitex Master Fund, L.P.(8)	—	$0	$700,000	12,389	—	—	—	—
Credit Suisse First Boston(11)	—	$0	$2,000,000	35,398	—	—	—	—
Sunrise Partners Limited Partnership(4)	—	$0	$7,000,000	123,893	—	—	—	—

(1)
Assumes no conversion of the notes, which conversion may occur upon the satisfaction of several conditions described in the section of the prospectus entitled "Description of the Notes—Conversion of the Notes."

(2)
Represents the maximum number of shares of common stock issuable upon conversion of the notes based upon a conversion factor of .0168067 multiplied by the principal amount of the 2008 notes beneficially held, and a conversion factor of .0176991 multiplied by the principal amount of the 2010 notes beneficially held. These conversion factors are subject to adjustments as described in the section of the prospectus entitled "Description of the Notes—Conversion of the Notes—Conversion Price Adjustments." As a result, the maximum number of shares of common stock issuable upon conversion of the notes will correspondingly decrease or increase to the extent that the conversion factors for the notes increase or decrease.

(3)
Assumes that either all of the principal amount of notes offered hereby or all of the shares of common stock issued upon conversion of such notes are sold by the selling securityholder.

(4)
The information set forth for this securityholder is as of February 4, 2004 and will be updated as required.

(5)
The information set forth for this securityholder is as of February 24, 2004 and will be updated as required.

(6)
The information set forth for this securityholder is as of February 25, 2004 and will be updated as required.

(7)
The information set forth for this securityholder is as of February 27, 2004 and will be updated as required.

(8)
The information set forth for this securityholder is as of January 30, 2004 and will be updated as required.

(9)
The information set forth for this securityholder is as of February 9, 2004 and will be updated as required.

(10)
The information set forth for this securityholder is as of January 20, 2004 and will be updated as required.

(11)
The information set forth for this securityholder is as of February 19, 2004 and will be updated as required.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 27, 2004.

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CEPHALON, INC. $375,000,000 Zero Coupon Convertible Subordinated Notes Due June 15, 2033 First Putable June 15, 2008 $375,000,000 Zero Coupon Convertible Subordinated Notes due June 15, 2033 First Putable June 15, 2010 12,939,674 Shares of Common Stock